Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact:	Investors:
Bryan J. Carey	Amy Glynn / Nick Laudico
Chief Financial Officer	The Ruth Group
(239) 930-7281	646-536-7023 / 7030
BCarey@rtsx.com	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES TO HOST CONFERENCE CALL ON CMS FINAL RULE FOR 2013 PHYSICIAN FEE SCHEDULE AND PRELIMINARY THIRD QUARTER 2012 RESULTS

Final Rule Significantly Better Than Preliminary Rule

Final Rule Highlights:

•                  CMS incorporated updated cost inputs supplied by the industry

•                  IMRT reimbursement reduced by 15% as compared to proposed 40% reduction

•                  CMS indicated it intends to work with Radiation Oncologists to develop episode of care or bundled payments similar to what has been proposed by the Radiation Therapy Alliance

Third Quarter 2012 Financial Highlights:

•                  Total company revenues increased 7.2% to $167.5 million

•                  Domestic same practice treatments per day increased 3.6%

•                  International cases increased 7.5%

•                  Pro Forma Adjusted EBITDA of $22.6 million

FORT MYERS, FL, November 2, 2012 — Radiation Therapy Services Holdings, Inc (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today that it will host a conference call to discuss the Final Rule for the 2013 Physician Fee Schedule published by the Centers for Medicare and Medicaid Services (CMS).  The Company also reported preliminary results for the third quarter ended September 30, 2012.

On November 1, 2012, CMS published its Final Rule for the 2013 Physician Fee Schedule (PFS), which calls for an overall rate reduction of 7% for radiation oncology, including a 15% reduction in the reimbursement for IMRT treatments and a 20% reduction in the reimbursement for stereotactic radiosurgery treatments.  The Company expects these reductions in reimbursement to impact RVUs for Medicare and Medicare-linked revenues by 9.1%.

Dr. Daniel Dosoretz, President and Chief Executive Officer, commented, “Since CMS issued the proposed rule in July, we have been working closely with other providers and advocacy groups in a unified effort to provide clarity into the true costs associated with providing radiation therapy and to offer CMS alternative solutions for managing healthcare spend in this important area of cancer care.  While the reimbursement reductions in the final rule will require us to adjust to a lower level of reimbursement, our productive dialogue has resulted in a more modest and manageable reduction in reimbursement levels for IMRT, compared to the 40% cut that was contained in the proposed rule.”

“We are very pleased that CMS used the updated and accurate cost inputs that we and our industry associations provided. This has positive implications for the industry going forward. In this Final Rule, reimbursement rates were reviewed using the true costs of providing these important services to cancer patients. Furthermore, the Final Rule indicates an interest by CMS to work together with the industry on bundled or episode of care payment methodologies which will help to ensure appropriate levels of utilization and improved patient care.  That being said, the reduction in reimbursement that is expected to be enacted in the Final Rule will have an impact on our revenue and profitability beginning in 2013. Overall, we expect these cuts to have an approximate $20 million impact to revenues and an approximate $16 million impact to EBITDA for the full year 2013 before mitigation efforts. We have a number of initiatives underway to help mitigate those effects, including cost reductions, improved managed care pricing, as well as growth through expansion and accretive acquisitions.”

“The preliminary third quarter results we announced today reflect an increasingly challenging operating environment, as we saw meaningful declines in our treatments for prostate cancer. In October of 2011, the United States Preventive Services Task Force published draft guidelines, which were finalized in May 2012, recommending against PSA testing and prostate cancer screening for men with a life expectancy of over 10 years.  We believe these new guidelines are slowing the rate of men diagnosed and eventually referred to treatment regimens and having an impact on our treatment growth. In addition, we are seeing an increase in the percentage of patients who, in consultation with their physicians, are choosing not to be actively treated but instead pursuing active surveillance regimens. Despite this impact, we continued to make progress with our integrated cancer care strategy and physician liaison program, which are driving incremental volume growth. We strongly believe that these efforts will serve to enhance Radiation Therapy’s leading position as a provider of advanced cancer care, and ensure that our patients continue to receive the highest level of care. We continue to expand in Latin America through Medical Developers and have a strong pipeline of expansion opportunities in the region, which will also help to offset the domestic rate reductions,” concluded Dr. Dosoretz.

Third Quarter 2012 Results

Total revenues for the third quarter of 2012 were $167.5 million, an increase of 7.2% compared to $156.3 million in revenues in the same quarter of 2011. The increase in revenue was principally due to the benefit of acquired integrated cancer care practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the value added services agreement with the North Broward Hospital District and organic growth from Medical Developers.

Domestic same practice treatments per day increased 3.6% in the third quarter of 2012, reflecting increased referrals from the Company’s physician liaison program and integrated cancer care model and the impact of the North Broward value added services agreement, offset by volume declines in the treatment of prostate cancer, compared to the third quarter of 2011.  Domestic same practice therapy revenue per treatment decreased 3.0% from the third quarter of 2011, due to reductions in the reimbursement rate announced in the CMS 2012 Physician Fee Schedule, partially offset by continued improvements in managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, excluding the impact of the Las Vegas capitated contract, decreased 5.0% in the third quarter versus the same period of the prior year principally due to reductions in the reimbursement rate included in the CMS 2012 Physician Fee Schedule.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the third quarter of 2012 was $22.6 million, or 13.5% of total pro forma revenues, compared to $27.9 million, or 17.7% of total pro forma revenues, in the third quarter of 2011. Pro Forma Adjusted EBITDA margins declined in the current quarter versus the prior year period primarily due to reductions in the Medicare reimbursement rate, the impact of the termination of capitated contracts in Las Vegas, NV, the growth and expanded development activity in establishing integrated care practices, and investments made in key personnel. In addition, the Company had one less treatment day in the third quarter as compared to the third quarter of 2011. Together with closures and schedule changes due to Hurricane Isaac, the Company experienced lower revenues despite overall fixed expenses at radiation centers. In addition, certain cost reduction activities have been deferred in order to incorporate actions triggered by the impact of the 2013 physician fee schedule. A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended September 30, 2012 and 2011 is included in the attached supplemental financial information.

The Company is currently finalizing its goodwill and long-lived asset impairment analysis as a result of the announcement of the CMS Final Rule for the 2013 Physician Fee Schedule, if any,  for the third quarter and nine months ended September 30, 2012 and will disclose those items when it reports its full third quarter financial results.

First Nine Months of 2012 Results

Total revenues for the nine months ended September 30, 2012 were $525.2 million, an increase of 10.6% compared to $475.1 million in revenues in the same period of 2011. The increase in revenue was principally due to the benefit of previously acquired integrated cancer care practices, the impact of strategic tuck-in acquisitions made in California, North Carolina, Florida and Argentina, the value added services agreement with the North Broward Hospital District and organic growth from Medical Developers.

Domestic same practice treatments per day increased 3.3% in the first nine months of 2012, due to increased referrals from the Company’s physician liaison program and integrated cancer care model and the impact of the North Broward value added services agreement, offset by volume declines in the treatment of cancer care, compared to the first nine months of 2011.  However, domestic same practice therapy revenue per treatment decreased 3.1% from the first nine months of 2011, due to reductions in the reimbursement rate announced in the CMS 2012 Physician Fee Schedule which were partially offset by improved managed care pricing.

Total RVUs per day at same practice domestic freestanding centers, excluding the impact of the Las Vegas capitated contract, decreased 5.1% in the first nine months versus the same period of the prior year principally due to reductions in the reimbursement rate included in the CMS 2012 Physician Fee Schedule.

Pro Forma Adjusted EBITDA in the first nine months of 2012 was $81.4 million, or 15.3% of total pro forma revenues, compared to $91.3 million, or 18.6% of total pro forma revenues, in the first nine months of 2011. Pro Forma Adjusted EBITDA margins declined in the current nine month period versus the prior year period primarily due to reductions in the Medicare reimbursement rate, the impact of the termination of capitated contracts in Las Vegas, NV, the growth and expanded development in integrated care practices, and investments made in key personnel. In addition, certain cost reduction activities have been deferred in order to incorporate actions triggered by the impact of the 2013 physician fee schedule.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the nine-month periods ended September 30, 2012 and 2011 is included in the attached supplemental financial information.

The preliminary results contained in this press release are forward-looking statements based on estimates and reflect the best judgment of our management but involve risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates.  Notably, the results for the quarter and nine months ended September 30, 2012 contained in this press release do not include any amount for the potential impairment of goodwill and long-lived assets that may result from the Final Rule for the 2013 Physician Fee Schedule published by CMS. The estimates in this release also have not been subject to our normal quarter-end closing and review procedures and adjustments.  Consequently, there can be no assurances that our actual results will not differ from the amounts set forth herein, and any variation between our actual results and the estimates set forth herein may be material.  Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

Conference Call

Management will host a conference call on Monday, November 5, 2012 at 10:30 ET to discuss the Physician Fee Schedule for 2013 and its impact on operations, as well as its preliminary third quarter financial results. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until November 19, 2012.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 403464 to access the replay.

A live webcast and webcast replay of the call will also be available from the Investor Relations section on the corporate web site at www.rtsx.com.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America.  The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 126 treatment centers, including 94 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 31 centers located in six countries in Latin America and 1 center located in India.  The Company holds market leading positions in most of its domestic local markets and abroad. RTSX.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2012.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers  and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

Financial Tables on Following Pages

PRELIMINARY

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
(in thousands):
Total revenues	$167,516	$156,266	$525,215	$475,059
Pro-forma full period effect of acquisitions (a)	—	981	8,178	15,084
Total pro-forma revenues	$167,516	$157,247	$533,393	$490,143

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder *	$(21,439)	$(231,029)	$(51,192)	$(241,395)
Income tax epense (benefit) *	1,705	(10,969)	3,254	(5,208)
Interest expense, net	20,027	15,454	57,182	45,261
Depreciation and amortization	16,697	13,629	48,140	39,082
Gain on fair value adjustment of previously held equity investment	—	—	—	(234)
Loss (gain) on foreign currency derivative contracts	786	(232)	1,006	167
Early extinguishment of debt	—	—	4,473	—
Fair value adjustment of earn-out liability	1,261	—	1,261	—
Impairment loss *	—	237,560	—	237,560
Management fees (b)	244	296	785	914
Non-cash expenses (c)	715	907	4,640	3,170
Sale-lease back adjustments (d)	(248)	(243)	(737)	(682)
Acquisition-related costs (e)	571	1,291	2,316	4,288
Other expenses (f)	644	605	1,538	1,037
Litigation settlement (g)	952	—	2,053	938
Costs associated with the provision for income taxes (h)	—	—	532	544
Tradename / rebranding initiative (i)	206	—	523	—
Expenses associated with idle / closed treatment facilities (j)	494	—	1,972	—
Pro-forma full period effect of acquisition EBITDA (a)	—	593	3,686	5,840

Pro-forma Adjusted EBITDA (1)	$22,615	$27,862	$81,432	$91,282

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	13.5%	17.7%	15.3%	18.6%

* Subject to finalization of income tax expense and goodwill and long-lived asset impairment evaluation

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, foreign currency derivative contract loss, gain on fair value adjustment of previously held equity investment, early extinguishment of debt, purchase price adjustment, impairment loss, management fees from our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straigh-line rent and amortization of capital expenditures relating to repairs and maintenance, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employess staff reductions, tail premiums on termed physicians, franchise taxes, litigation settlements with physician, costs associated with the provision for income taxes, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions completed during 2011 and 2012.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions had occurred at the beginning of the year.

(b) Management fees are fees paid to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obiligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with ASC 805, Business Combinations, including professional fees and due diligence costs relating to the acquisition of physician practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians and franchise taxes.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2011 and 2012.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Expeses related to the costs associated with the Company’s tradename and rebranding initiatives.

(j) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
Domestic U.S.	2012	2011 *	Change	2012	2011 *	Change

Number of treatment days	63	64		191	192

Total RVU’s - freestanding centers	2,775,821	2,885,434	-3.8%	8,677,857	9,006,924	-3.7%

RVU’s per day - freestanding centers	44,061	45,085	-2.3%	45,434	46,911	-3.1%

Percentage change in RVU’s per day - freestanding centers - same practice basis	-5.0%	10.7%		-5.1%	9.5%

Total treatments - freestanding centers	119,167	113,346	5.1%	372,488	355,176	4.9%

Treatments per day - freestanding centers	1,892	1,771	6.8%	1,950	1,850	5.4%

Percentage change in revenue per treatment - freestanding centers - same practice basis	-3.0%	-0.1%		-3.1%	2.8%

Percentage change in treatments per day - freestanding centers - same practice basis	3.6%	1.0%		3.3%	-0.2%

Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	121	112	8.0%
Treatment centers - hospital / other groups (global)	5	9	-44.4%
	126	121	4.1%

Days sales outstanding at quarter end	39	44

Percentage change in freestanding revenues - same practice basis	-1.1%	0.9%		-0.5%	3.2%

Net patient service revenue - professional services only (in thousands)	$48,239	$39,198		$150,066	$121,732

* Excludes the impact of the termination of a capitated contract in Las Vegas, Nevada

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
International	2012	2011	Change	2012	2011 **	Change

Number of new cases

2-D cases	1,153	1,358		3,603	4,007

3-D cases	2,262	1,748		6,589	5,013

IMRT / IGRT cases	346	393		1,125	1,024

Total	3,761	3,499	7.5%	11,317	10,044	12.7%

** includes full period operating statistics, including period prior to our acquisition on March 1, 2011